Exhibit 99.1

For Release: 12:00 p.m ET

May 22, 2009

GM Statement Regarding Tentative UAW Agreement

Attributable to Diana Tremblay, Vice President, Labor Relations

GM is pleased to announce that it has reached a tentative agreement with the United Auto Workers, which was required to meet competitive costs benchmarks and the expectations of the U.S. and Federal governments for significant further reductions in the company’s longer term liabilities.

The tentative agreement is a critical step forward toward ensuring GM’s future in the U.S.

Changes to the collective bargaining agreements are subject to ratification by UAW membership and approval by GM’s board of directors. The tentative agreements are consistent with the conditions and disclosures made in GM’s prospectus and supplements to the prospectus for the pending exchange offers to bondholders. The financial impact of the terms of the agreement are not expected to be materially different from the viability plan estimates included in the documents for the exchange offers. Details of the definitive terms of the tentative agreement are not expected to be publicly disclosed by GM until after member ratification is complete.

In addition, GM has reached a non-binding understanding with the UST and UAW with respect to modifications to the UAW VEBA agreements. The understanding is subject to several conditions including, but not limited to, final documentation, ratification by the UAW membership, approval by GM’s board of directors and court approval. Details of the terms are not expected to be publicly disclosed by GM until after definitive terms have been agreed and UAW member ratification is complete.

To the extent the exchange offers remain open at the time the definitive terms are publicly disclosed by GM, GM will extend the exchange offers and extend (or reinstate) withdrawal rights, in each case, to the extent required by applicable law.

###

Contacts:

Sherrie Childers Arb

Sherrie.childersarb@gm.com

(248) 318-8029

Susan Garavaglia

Susan.garavaglia@gm.com

(313) 378-9335